                                                                    Exhibit 99.1


INVESTOR RELATIONS CONTACTS
Yvonne Donaldson                                       Bob Joyce
BindView Corporation                                   FitzGerald Communications
Tel: (713) 561-4023                                    (617) 585-2298
Fax: (713) 561-1023                                    (617) 488-9501
yvonne.donalson@bindview.com                           bjoyce@fitzgerald.com
http://www.bindview.com

FOR IMMEDIATE RELEASE


         BINDVIEW ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER OF 2003


HOUSTON -- MAY 8, 2003 -- BindView Corporation (NASDAQ: BVEW), a leading provider of policy compliance, vulnerability management and directory administration solutions, today announced results for the first quarter ended March 31, 2003.

Revenues for the first quarter of 2003 totaled $13.0 million compared with $16.8 million in the first quarter of 2002. Although a year-over-year decline in revenues was anticipated, revenues for the first quarter were below expectations primarily due to weak economic factors causing planned changes to the company's sales and marketing strategy to gain traction later than originally anticipated. During the quarter, the company experienced customers taking longer than expected to make purchasing decisions based on budget sensitivities.

Operating loss for the quarter was $2.8 million compared with a $2.2 million loss in the first quarter of 2002. The first quarter operating loss included a $549,000 restructuring charge related to closing the company's office in the Netherlands, as well as other personnel-related expense reductions. Excluding the restructuring charge, the operating loss for the quarter was comparable with the loss in the preceding year, reflecting improvements in operating leverage since the first quarter of 2002, and lower commissions and incentive-based compensation.

Net loss for the quarter totaled $2.7 million, or $0.06 per share, compared with a net loss of $424,000, or $0.01 per share, for the first quarter of 2002. The first quarter net loss included the $549,000 restructuring charge noted above, and the first quarter of 2002 included a non-recurring insurance settlement of $1.3 million, or $0.03 per share.

"Although we anticipated a decline in revenues compared with the same quarter last year, revenues for the quarter were below our expectations," commented Eric Pulaski, BindView's president and CEO. "We are pleased, however, with the progress we are seeing from changes in our senior management team and our market strategy, and anticipate that this progress will be reflected in our financial performance in the second half of the year. We are optimistic about our business and our ability to achieve our financial goals for several reasons. First, we are seeing improvement in our sales pipeline as a result of our sales and marketing plans, which are designed to leverage our strengths and improve our competitive position in the market. Second, we expect that the continued investments we are making in R&D will build upon our already strong product suite and open new opportunities for revenue growth. Third, the expense reductions we have made during prior quarters have enabled us to moderate near-term losses and improve our position for profitability in the second half of the year."

Total operating costs and expenses for the first quarter were $14.3 million, a 17 percent reduction compared with $17.3 million reported in the first quarter of 2002. The improvement was a result of the company's expense reduction plans and improved operating efficiency, and lower commissions and incentive-based compensation.

At March 31, 2003, the company's cash and cash equivalents were $37.4 million, a reduction of $378,000 compared with cash and short-term investments of $37.8 million at December 31, 2002. At quarter-end, the company had no outstanding debt.

2003 OUTLOOK

The company's outlook for the remainder of 2003 considers current market and economic conditions, as well as changes and investments in the company's sales and marketing strategies, which have been recently implemented by new management in these areas. The company is investing in sales territories that have historically underperformed and provide reasonable opportunities for growth in 2003. Complementing these investments, the company has adjusted its market strategies to include a three-tier sales focus on the largest revenue producing accounts and coverage of new and growing accounts. Marketing strategies also include a consolidated business-line approach to the company's policy compliance, vulnerability management and directory administration solutions, including accountability for product-line profitability, go-to-market and R&D investments.

BindView has revised its previously stated outlook for revenues in the first half of 2003 to range between $28.0 million and $30.0 million ($15.0 million to $17.0 million for the second quarter) compared with the earlier forecast of approximately $31.8 million. The anticipated operating loss before restructuring costs has been revised to range between $3.3 million and $4.8 million compared to the earlier forecast of $3.0 million to $3.3 million. The expected operating loss would be an improvement over the $5.0 million operating loss incurred in the first half of 2002. Revenues for the second half of 2003 are expected to be higher than the second half of 2002, as the company begins to realize the benefits of recently commenced business initiatives. For the full-year 2003, the company expects revenues will exceed $67 million, at which level the company will generate positive cash flow before the effects of any restructuring charges.

FIRST QUARTER HIGHLIGHTS

o Continued senior management reorganization initiatives to expand sales opportunities: David Flame joined the BindView team as vice president, Americas Sales and Field Operations; other management additions included Federal Sales, Latin America/Canada and Professional Services;

o Ranked as one of the top preferred security vendors in TheInfoPro's security survey of Fortune 1000 technology decision makers for exceeding customer expectations;

o Named as a finalist in this year's SC Magazine Awards for "Best Security Service" with Policy Operations Center;

o Strategic agreement signed with DynTek, a leading security consultancy for government agencies and departments;

o Delivered customer-critical remediation for security outbreaks related to SQL Server and SendMail vulnerabilities, enabling customers to secure their IT infrastructures;

o Announced new firewall and Internet security products to thwart attacks on enterprise networks with bv-Control for Check Point(TM) FireWall-1(R) and bv-Control for Internet Security;

o Announced Microsoft security products to secure enterprise networks with new releases of bv-Control for SQL and bv-Control for Active Directory;

o Announced tools to manage Group Policy Objects in Microsoft Active Directory with a new release of bv-Admin for GPO.


SCHEDULED CONFERENCE CALL. The Company has scheduled a conference call today at 4:00 p.m. CDT to discuss details of the first quarter financial results. Interested parties should call (800) 289-0468, passcode 476879. A Webcast also will be provided live at:
http://www.bindview.com/about/calls.cfm. The conference will be available for replay at (888) 203-1112, passcode 476879 from May 8 to May 16, 2003.

ABOUT BINDVIEW CORPORATION

BindView Corporation is a leading provider of proactive business policy, IT security and directory management software worldwide. BindView solutions and services enable customers to centralize and automate policy compliance, vulnerability assessment, directory administration and migration across the entire organization. With BindView insight at workTM, customers benefit from reduced risk and improved operational efficiencies with a verifiable return on investment. More than 20 million licenses have shipped to 5,000 companies worldwide, spanning all major business segments and the public sector. Contact BindView via email at info@bindview.com or visit our website at http://www.bindview.com/. BindView can be reached at (800) 749-8439 or (713) 561-4000.

Statements in this news release not based on historical fact are "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of factors such as, for example, continued improvement in sales execution and marketing effectiveness; BindView's ability to continue developing new products and to execute its revenue- and cost-related strategies; and the risk factors and other matters described from time to time in

BindView's Form 10-K filings, Form 10-Q filings, and other periodic filings with the Securities and Exchange Commission

Editors Note: BindView(R), the BindView logo, and the BindView product names used in this document are trademarks of BindView Development Corporation, which may be registered in one or more jurisdictions. The names of products of other companies mentioned in this document, if any, may be the registered or unregistered trademarks of the owners of the products.

                        BINDVIEW DEVELOPMENT CORPORATION
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                    (in thousands, except per share amounts)


                                                             THREE MONTHS
                                                                ENDED
                                                              MARCH 31,
                                                       ----------------------
                                                         2003          2002
                                                       --------      --------
Revenues:
   Licenses                                            $  5,196      $  9,542
   Services                                               7,851         7,263
                                                       --------      --------
                                                         13,047        16,805
Cost of revenues:
   Licenses                                                 116           156
   Services                                               1,432         1,570
                                                       --------      --------
                                                          1,548         1,726
                                                       --------      --------
Gross profit                                             11,499        15,079
Operating costs and expenses:
   Sales and marketing                                    7,758        10,363
   Research and development                               4,235         5,019
   General and administrative                             1,777         1,909
   Restructuring                                            549            --
                                                       --------      --------
                                                         14,319        17,291
Operating loss                                           (2,820)       (2,212)
Other income                                                119         1,559
                                                       --------      --------
Loss before income taxes                                 (2,701)         (653)
Benefit for income taxes                                     --          (229)
                                                       --------      --------
Net Loss                                               $ (2,701)     $   (424)
                                                       ========      ========
Loss per share - basic and diluted                     $  (0.06)     $  (0.01)
                                                       ========      ========
Number of shares used to calculate per
 share amounts, basic and diluted:                       46,342        51,587

                        BINDVIEW DEVELOPMENT CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                       MARCH 31,    DECEMBER 31,
                                                         2003           2002
                                                       ---------    ------------
                                                      (UNAUDITED)
Cash and cash equivalents                              $  37,382     $  37,760
Accounts receivable, net                                   7,463        11,199
Other                                                      1,474         2,052
                                                       ---------     ---------
   Total current assets                                   46,319        51,011

Property and equipment, net                                7,150         7,816
Investments and other                                      4,743         4,729
                                                       ---------     ---------
       Total assets                                    $  58,212     $  63,556
                                                       ---------     ---------

Accounts payable                                       $     997     $   1,990
Accrued liabilities                                        6,066         6,341
Accrued compensation                                       1,417         3,907
Deferred revenues                                         13,174        12,464
                                                       ---------     ---------
   Total current liabilities                              21,654        24,702

Deferred revenues                                          2,002         2,213
Other                                                      1,234         1,215

Common stock                                                   1             1
Additional paid-in capital                               104,579       104,332
Accumulated deficit                                      (71,099)      (68,398)
Notes receivable from shareholders                          (731)         (892)
Accumulated other comprehensive income                       572           383
                                                       ---------     ---------
   Total shareholders' equity                             33,322        35,426
                                                       ---------     ---------
        Total liabilities and shareholders' equity     $  58,212     $  63,556
                                                       ---------     ---------

Common shares outstanding                                 46,575        46,278


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